FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321


                    TRANS-LUX REPORTS FIRST QUARTER RESULTS

NORWALK, CT, May 22, 2007 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the first quarter ended March 31, 2007. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

First Quarter 2007
Revenues totaled $12.1 million for the quarter, up from $11.6 million during the same period last year. Trans-Lux recorded a net loss for the quarter of $2.4 million (-$1.65 per share), which included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to the successful Exchange Offer, compared with a net loss of $1.1 million (-$0.85 per share) in the first quarter of 2006. Had it not been for the one-time, non-cash, non-tax deductible charge, the quarter would have been an improvement over the same quarter last year.
Cash flow, as defined by EBITDA, remained level at $1.8 million for both quarters. The ongoing decrease in recurring rental and maintenance revenues over the past several years have affected the Company's profitability even though the Outdoor display and Entertainment/real estate divisions continue to improve.

During the quarter, the Company successfully completed an Exchange Offer for its 8 1/4% Limited Convertible Senior Subordinated Notes due 2012. The Company was pleased to report that $7.8 million of debt was exchanged for 1,041,257 shares of the Company's Common Stock, further reducing its total long-term debt and interest expense. As a result of the Exchange Offer, the

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quarterly results were impacted by a one-time, non-cash, non-tax deductible charge of $1.5 million for the exchange of debt for Common Stock. The quarter was also impacted by increases in medical costs and the allowance for doubtful accounts.

"The Company remains committed to lowering operating costs, improving efficiencies and streamlining operations," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We believe that such ongoing efforts, combined with the substantial reduction in our long-term debt and improvement in our stockholders' equity, have served to strengthen our balance sheet as we move forward."

Entertainment/real estate
The Entertainment/real estate division performed strongly during the quarter, with revenues rising 14% quarter-to-quarter and gross profits up 12%. Top grossing films for the quarter included Wild Hogs, 300 and Night at the Museum. The Company is looking forward to another successful year due to highly anticipated summer sequels and other blockbuster films such as: Spider-Man 3, Shrek the Third, Transformers, Ocean's Thirteen, Fantastic Four: Rise of the Silver Surfer, Harry Potter and the Order of the Phoenix, Bourne Ultimatum, The Simpson Movie and Pirates of the Caribbean: At World's End.

Display Division - Outdoor
The Outdoor Display division continues to show positive results, with strong sales in both the commercial and catalog scoreboard markets. The catalog scoreboard division secured a significant order that included scoreboards, indoor and outdoor video screens and a large, full color LED marquee. In the commercial segment, notable sales included a substantial contract from Hanover Raceway in Hanover, Ontario. The comprehensive in-field tote system will be used to show odds and results, as well as live race coverage, full color video advertising, movie clips and custom graphics, through the use of the Company's full color CaptiVue(R) video display technology.

Orders for digital billboards also helped to boost revenues in the commercial market for the quarter, during which, as previously announced, the Company completed its first two digital

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billboard installations.  A third order, received in the first quarter of 2007, will be installed in the Southern U.S. during the second quarter. The Company believes digital billboards can become an important market with significant growth potential.

Display Division - Indoor
Although the Company continued to experience disconnects of existing rental installations in the financial services sector, the Indoor display division secured a number of new orders for trading displays, including full color GraphixMax, DataWall(R) and LED Jet(R), from firms in various institutional and retail segments of the financial services industry in the U.S. and Canada.

Internationally, notable developments included a contract from a major stock exchange in the Far East for tricolor GraphixMax(TM) displays to be used as a pair of 44-foot high vertical tickers in its state-of-the-art atrium lobby. A novel use of LED technology that merges interior design with functionality, the information shown on these tall vertical tickers will change direction moving up and down, in accordance with the local stock exchange index. The Company also secured a contract from a major international exchange for a large tricolor LED Jet(R) electronic ticker display and a tricolor GraphixMax for its trading floor.

Sales activity continued to be strong in the gaming sector during the first quarter. The Company won a variety of new business, including a contract for a new electronic sports book system from the Joker's Wild Casino and an order for additional sports panels for the Aladdin Resort's electronic sports book, both in Las Vegas. In addition, orders were obtained for electronic sports information displays from the Casino Royale also in Las Vegas, the Hard Rock Casino in Biloxi, Mississippi, as well as an order for coin cage displays for Presque Isle Downs in Erie, Pennsylvania.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, retail, corporate,

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transportation, entertainment and sports industries.  Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our website at www.trans-lux.com.
                                                           -----------------

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 5

                             TRANS-LUX CORPORATION

                             RESULTS OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                              THREE MONTHS ENDED
                                                   MARCH 31
                                              ------------------

(In thousands, except per share data)            2007       2006
                                              ------------------
Revenues                                      $12,130    $11,610

Net loss                                       (2,402)    (1,073)

Calculation of EBITDA - add:
   Interest expense/debt conversion cost, net   2,500      1,063
   Benefit for income taxes                      (655)      (572)
   Depreciation and amortization                2,307      2,371
                                              ------------------
EBITDA (1)                                    $ 1,750    $ 1,789
                                              ==================

Loss per share - basic and diluted            $ (1.65)   $ (0.85)

Average common shares outstanding:
   Basic and diluted                            1,460      1,260

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.